UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ⌧ Filed by a Party other than the Registrant ◻ Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

⌧	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Supplement to the Proxy Statement Dated May 7, 2021 for the Annual Meeting of Stockholders to be Held on June 10, 2021

June 7, 2021

Dear Stockholders:

We are writing today to remind you of our upcoming 2021 Annual Meeting that will be held on Thursday, June 10, 2021 at 10:00 a.m., New York time, in a virtual-only format and to ask you to support the proposals on the ballot, including the election of all twelve director nominees (Proposal No. 1), the say-on-pay proposal (Proposal No. 2) and approval of amendments to our 2015 Long-Term Incentive Plan (Proposal No. 3). Your vote is important.

In May 2021, we filed our Proxy Statement that, among other things, describes our executive compensation program. We are providing this supplemental information to you in response to reports from two proxy advisory firms that have issued voting recommendations inconsistent with those of our Board. We believe that these adverse recommendations on our say-on-pay proposal are based on a skewed view of our executive compensation program. One of these firms has also recommended a withhold vote for two of our independent directors and the other firm has recommended a vote against approval of the amendments to our 2015 Long-Term Incentive Plan.

We strongly disagree with the assessment of our executive compensation program. We urge shareholders to support our say-on-pay proposal, the election of all of our directors and the approval of the amendments to our 2015 Long-Term Incentive Plan.

We want to remind investors of the strength, experience and diversity of our Board, and to underscore our belief in the appropriateness of our compensation structure, which is designed to motivate executives to achieve the strategic objectives of G-III and to deliver pay commensurate with their performance. In addition to our already-filed proxy materials, we want to highlight various aspects of our compensation program, the amendments to our 2015 Long-Term Incentive Plan and the vote for our director nominees for shareholders to consider before casting your vote for our upcoming 2021 Annual Meeting on June 10th.

Advisory Vote on Executive Compensation

Institutional Shareholder Services (“ISS”) and Glass Lewis have recommended voting “AGAINST” our resolution seeking shareholder approval of the advisory vote on executive compensation (say-on-pay).

Our rationale for stockholder support of our say-on-pay proposal, particularly given the addition of performance conditions to the three year cliff-vesting RSU grant made earlier this year, are summarized here with more complete details provided below.

Proxy Advisory Firm Concerns	Our Rationale
● Pay and performance disconnect
●
Our CEO and Vice Chairman have been industry leaders for over 40 years. Their industry tenure and influence have resulted in significant benefits for G-III from its retail partners, mall landlords, and suppliers. The mutual trust developed through these long-term relationships were critical for G-III as the Company faced its most challenging times since its founding and were essential to enabling G-III to weather the COVID-19 pandemic and emerge as a stronger company.
●
Our CEO’s compensation declined by 43% in a year when our results of operations were adversely affected by the COVID-19 pandemic. There was no pay and performance disconnect in the year ended 1/31/2021.
●
In March 2020, when the devastating nature of the pandemic became apparent, investors questioned the viability our Company and the viability of our major retail customers. Despite experiencing a short-term cash crunch due to the government mandated shut-downs, G-III Apparel was not only able to survive the pandemic but is now thriving due to the actions of senior leadership.

● Poor justification of discretionary bonuses paid during the COVID-19 pandemic
●
When determining short-term incentive awards for our CEO and Vice Chairman, the Compensation Committee considered that $2.2 million was payable to our CEO and $1.4 million was payable to our Vice Chairman under the contractual formula based on actual financial results.
●
The Committee also considered that $8.7 million and $5.7 million were payable to Messrs. Goldfarb and Aaron, respectively, when the charges related to the restructuring of our retail operations segment and to the refinancing of our balance sheet were excluded.
●
Mr. Goldfarb believed that the short-term incentive award for the year ended 1/31/21 should be determined by excluding the one-time charges taken to improve the Company’s long-term outlook.
●
The Compensation Committee considered the views of Mr. Goldfarb but decided to grant lower short-term incentive awards of $5.0 million to Mr. Goldfarb and $3.35 million to Mr. Aaron, below the midpoint of the range in each case.

● Poor overall compensation program design
●
The short-term incentives paid to our CEO and Vice Chairman are contractual commitments that have historically risen and fallen in line with our operating results.
●
We granted RSUs with 3-year cliff-vesting because retention and stability of senior management were critical, and we were not able to set meaningful long-term financial targets in April 2020 due to the uncertainty created by the pandemic.
●
Importantly, the Compensation Committee has determined that the time-based cliff-vesting RSUs granted in March 2021 to our senior management team will be restructured to be 50% performance-based since our business has stabilized and we are now able to set meaningful financial targets. Our senior management has agreed to voluntarily accept this revision to the terms of these RSUs previously granted to them.

Pay and Performance Disconnect

Despite our CEO’s compensation declining by 43% in the year ending 1/31/2021 compared to the prior year, Glass Lewis graded us “F” for pay-for-performance. We vigorously dispute this conclusion.

Our senior management team, led by Morris Goldfarb, our CEO, successfully carried our business through the worst of the pandemic and we have emerged as a stronger company. Our stock price is now over $31 per share. In March 2020, it reached an intra-day low of $2.96, which is about 90% below current levels. This gives an indication of the market’s perception of the crisis COVID-19 created for our business operations and the response of investors to the actions taken by our management during the past year to guide our Company effectively throughout the pandemic.

We disclosed information on how Mr. Goldfarb and the senior management team performed during the crisis in our Proxy Statement but provide a recap and further discussion below so that our shareholders can make an informed evaluation of pay and performance.

Issues Faced	Actions Taken	Outcomes for G-III Apparel

Store closures – most of our retail partners’ and our own stores were closed for over 90 days, which contributed to a year-over-year net sales decline of approximately $1.0 billion, approximately one-third of our total sales for the year ended 1/31/20.

Retailers cancelled orders for product which was either made or in the process of being made.

Leveraged deep relations built by Mr. Goldfarb over 40 years of experience with global suppliers to actively reduce inventory in the pipeline. Suppliers agreed to cancel orders we had placed and even hold finished and component inventory for us, greatly reducing our cash requirements for such inventory and the receipt of potentially excess inventory levels in light of store shut-downs.

We successfully weathered this unprecedented disruption to our business, preserved liquidity and emerged stronger as the worst of the crisis passed.
Payments were due to our suppliers for inventory shipped which had to be liquidated in other channels to avoid packing and storing it.	These deep supply chain relationships also allowed us to negotiate delayed payments to suppliers, further preserving liquidity.
Retailers stopped paying us for product that they had received, creating a severe cash crunch.	Mr. Goldfarb and Mr. Aaron’s status as valued vendor partner to most major retailers enabled us to get preferred payment status and get paid, partially relieving the cash crunch.
Backlog of shipping containers and shortage of warehousing space for inventory being received that could not be sold immediately.	Mr. Goldfarb was able to utilize his influence in the industry to secure additional shipping space and implement creative storage solutions to secure, warehouse and process the inventory.
Determining what product to develop when consumer demand returned.	Under Mr. Goldfarb and Mr. Aaron’s leadership, we effectively shifted resources to develop product to capture consumers’ rapidly changing demand for casual and comfortable apparel and accessories.
Ongoing expenses that required significant cash outflows.

Temporary implementation of significant payroll cuts and furloughs during this period, including 100% salary cuts for Mr. Goldfarb and Mr. Aaron and 10% to 40% cuts for others.

Effective expense management to minimize cash outflows.

$97 million loss pertaining to the exit of the Wilsons Leather and G.H. Bass store operations.

Negotiated reduced lease exit costs with extended payment terms to preserve liquidity in the midst of a pandemic.

Gained flexibility to complete a liquidation though the stores despite the uncertainty of additional mandated shutdowns and challenged store traffic.

Aided by Mr. Goldfarb’s personal relationship with major mall operators, we successfully closed and liquidated the Company’s 110 Wilsons Leather and 89 G.H. Bass stores at the worst possible time to conduct a liquidation.

Expect to greatly reduce losses in our retail segment and enhance shareholder value.

Renewal of major Brand license.	Mr. Goldfarb’s value as a key licensee partner and personal relationship developed over his career again proved invaluable in securing the renewal of an important multi-year license.	Preserved access to a major fashion brand with revenue of approximately $500 million in the year ended 1/31/2020.
Launched Jean lines for three global power brands.

Successfully launched denim lines for three of our global power brands: Calvin Klein, Tommy Hilfiger and DKNY during the pandemic and capitalized on the growing trend for casual and comfortable attire.

Positioned the Company for future growth based on the consumer’s accelerating interest in casual fashion and the resurgence of denim.

Lost sales of approximately $1 billion triggered contractual minimum royalty liabilities, would have significantly increased effective royalty rates, expenses and thus cash outflows, stressing liquidity.

Mr. Goldfarb and Mr. Aaron are long-term successful key licensee partners for significant global brands like Calvin Klein, Tommy Hilfiger, Guess and Cole Haan, to name a few, which enabled them to favorably impact negotiations for contractual relief and flexibility on minimum royalty obligations.

Successfully obtained significant reductions in royalty commitments reducing expense to the Company, bolstering liquidity, and preserving shareholder value.

Impending maturity of the $650 million revolving credit facility in December 2021 and $300 million term loan agreement in December 2022. The inability to renew these financing sources would have been detrimental to the Company’s ability to access capital and liquidity and thus risked its viability.

Rating Agencies, Standard and Poor’s and Moody’s, downgraded our recoverability rating based on the pandemic.

The exemplary execution by Mr. Goldfarb and Mr. Aaron of the actions described above, during this unprecedented time, stabilized the Company’s financial position. This enabled the Company to tap into the capital markets to successfully refinance its balance sheet and extend debt maturities to 2025, thus solidifying our capital structure.

Extended the $650 million revolving credit facility from 2021 to 2025 and replaced the $300 million term loan with $400 million of senior secured notes due in 2025, thereby securing continued access to capital.

Both Standard and Poor’s and Moody’s restored our recoverability rating back to pre-pandemic level.

Emerged from the worst of the pandemic in a strong financial position with 1/31/21 fiscal year-end cash and availability of approximately $800 million and the ability to fund future growth and pursue acquisition opportunities.

Stress on our ability to support our non-profit partners.

The Company considered it critical to continue to support our not-for-profit partners who make a difference in our communities. We supported the (i) Ronald McDonald House of New York, which supports families with sick children in their time of need, (ii) UNCF, which provides scholarships for Black students and general scholarship funds for historically Black colleges and universities, to name a few. Further, we worked to mentor Fashion Institute of Technology students on business issues and were instrumental in establishing the Fashion Institute of Technology School of Social Justice.

Although this year was extraordinarily challenging for our business and people, our support for our not-for-profit partners continued uninterrupted.

In addition, we question the accuracy of the ISS and Glass Lewis analyses. We found several factual errors which lead us to question the quality and accuracy of their reporting. For example, compensation amounts and our financial metrics are reported in both US$ and CA$ in various sections of the Glass Lewis Proxy Paper, likely creating confusion among our investors. Glass Lewis’ calculation of our ROA for fiscal 2021 is incorrect. Glass Lewis also incorrectly stated that the RSUs granted in April 2020 vest over three years, when the RSUs cliff-vest at the end of three years. ISS reported that the 2015 Long-Term Incentive Plan does not provide for 1-year minimum vesting. We submitted a correction to this misreading of our Plan to ISS, which was ignored. As a result, we have concerns about quality standards and accuracy at the major proxy advisory firms.

Poor Justification of Discretionary Bonuses paid during the COVID-19 Pandemic

Short-term incentive arrangements for our CEO and Vice Chairman are codified in their employment agreements. We have a contractual obligation to pay our CEO a short-term incentive equal to 6% of pre-tax income (as defined in the agreement) in excess of $2 million and to pay our Vice Chairman 4% of pre-tax income (also as defined) in excess of $2 million. At the request of the Compensation Committee, both executives previously agreed to voluntary amendments to their agreements that benefitted shareholders by providing for a penalty/accelerator and a decrease in the cap on the total payment tied to achieving the publicly reported guidance on our financial results. These changes also resulted in a significantly higher threshold level of pre-tax income below which awards would not be paid. These voluntary modifications resulted in reduced awards to each of Mr. Goldfarb and Mr. Aaron in fiscal 2017, 2018 and 2020.

In fiscal 2021, we were unable to provide guidance due to the severe disruptions our business experienced due to the pandemic. In evaluating performance and determining short-term incentive awards for our CEO and Vice Chairman for the year ending 1/31/2021, the Compensation Committee considered that $2.2 million was payable to our CEO and $1.4 million was payable to our Vice Chairman under the contractual formula based on actual financial results.

The Committee also considered that $8.7 million and $5.7 million were payable to Messrs. Goldfarb and Aaron, respectively, when approximately $103 million of charges related to the restructuring of our retail segment by closing our Wilson’s, Bass and Calvin Klein Performance stores and refinancing our long-term debt, were excluded. The restructuring of the retail segment is expected to greatly reduce our retail losses and position this segment to ultimately become profitable. The refinancing added approximately $90 million of cash to our balance sheet and extended the maturity of our debt to 2025, while remaining almost leverage neutral. Both actions were necessary to preserve the long-term health of the Company and senior leadership led these initiatives despite the negative impact on their short-term incentive awards.

The short-term incentive awards considered by the Committee, as well as the actual amounts paid, are summarized in the table below. Mr. Goldfarb believed that the short-term incentive award for the year ended 1/31/21 should be determined by excluding the one-time charges taken to improve the Company’s long-term outlook. The Compensation Committee considered the views of Mr. Goldfarb but decided to grant short-term incentive awards of $5.0 million to Mr. Goldfarb and $3.35 million to Mr. Aaron, below the midpoint of the range in each case.

The Committee is confident that its decision-making appropriately balanced pay and performance during an unprecedented period of stress on our operations created by COVID-19. The Committee also believes that, based on its actions, the Company’s management is focused on long-term benefits to G-III and has never been excessively focused on short-term performance, contrary to the concern raised by Glass Lewis.

	Short-Term Incentive Awards
Executive	Based on Actual Results	Based on Results Excluding Charges related to Retail Restructuring and Refinancing	Actually Paid
Morris Goldfarb	$2,152,596	$8,727,064	$5,000,000
Sammy Aaron	$1,405,167	$5,696,833	$3,335,000

Poor Compensation Program Design

As we stated in our Proxy Statement and discussed at length with our shareholders during our outreach to them, the short-term incentive arrangements with Mr. Goldfarb and Mr. Aaron are contractual obligations. Our Board is confident that renewing these contracts was the right thing for the Company and our shareholders, particularly during the COVID-19 pandemic. If we had not renewed their employment contracts, confidence in the strength and continuity of our senior leadership during a crisis would have been jeopardized.

The Compensation Committee used its discretion to determine short-term incentive payments for the year ending 1/31/2021 as described above. The Committee awarded time-based RSUs with 3-year cliff-vesting in April 2020 because it was not feasible to develop meaningful financial targets during the height of the uncertainty caused by the pandemic. Retention and stability of the management team was of paramount importance. Furthermore, Mr. Goldfarb is one of our largest shareholders and is heavily invested in the long-term success of G-III Apparel Group, regardless of his compensation package.

As the COVID-19 pandemic continued, the Compensation Committee also awarded time-based RSUs with 3-year cliff-vesting in March 2021 since the Company was still not providing guidance. G-III resumed providing guidance for the full fiscal year in connection with the release in early June 2021 of its results for the first quarter of the current fiscal year. The Committee has determined that, as G-III is now providing guidance, the time-based RSUs previously granted in March 2021 will be restructured so that 50% of the RSUs granted will vest only to the extent that 3-year cumulative Adjusted EBIT targets, weighted 75%, and 3-year average ROIC targets, weighted 25%, are achieved. Performance will be measured over the 3-year period beginning on February 1, 2021 and ending on January 31, 2024. This plan design is similar to the approach we used for grants made in fiscal 2020, which shareholders supported. Our senior management has agreed to voluntarily accept this revision to the terms of these RSUs previously granted to them.

Amendments to our 2015 Long-Term Incentive Plan

We are pleased that Glass Lewis supports Proposal 3 which originally included an increase of 1,200,000 shares authorized for grant under the Plan, as well as an increase in the number of shares that may be issued to any Plan participant in any fiscal year from 400,000 to 800,000. However, ISS recommended “AGAINST” approval of Proposal 3.

Proposal 3 to approve the amendments to the Plan received an unfavorable recommendation from ISS because:

1)	ISS views the Plan’s cost as excessive;
2)	The Compensation Committee granted time-based RSUs with 3-year cliff-vesting to our named executive officers (NEOs) in 2020 and 2021 to help ensure retention and stability of our management at a time when the COVID-19 pandemic placed enormous stress on our business and made it impossible to establish meaningful long-term financial targets;
3)	ISS incorrectly concluded that the Plan does not contain a minimum vesting requirement of at least one year; and
4)	ISS believes that the Plan allows for broad discretion to accelerate vesting.

After receiving this input and reviewing comments from investors obtained during outreach, our Compensation Committee has made two important changes to our executive compensation program:

●	The Compensation Committee has decided to reduce the request for approval of additional shares for our 2015 Long-Term Incentive Plan by one-third—from 1.2 million shares to 800,000 shares—to reduce the costs of the Plan.
●	The Compensation Committee has determined that the time-based RSUs granted in March 2021 to our senior management team will be restructured to be 50% performance-based since our business has further stabilized and we are now able to set meaningful financial targets. Our senior management has agreed to voluntarily accept this revision to the terms of these RSUs previously granted to them.

As a result of the decision to reduce the share request to 800,000 shares, our overhang declines from the 10.1% reported in our Proxy Statement to 9.3%. The 3-year average burn rate of 1.6% reported in our Proxy Statement is unchanged.

We also measured the Shareholder Value Transfer (“SVT”) based on the lower 800,000 share request and compared our Plan to plans sponsored by our 12-company peer group of apparel and accessories wholesalers and retailers. SVT is ISS’s standard for assessing equity plan costs. While our Plan slightly exceeds one of two ISS benchmarks, our Plan costs measured in absolute dollars are very low compared to our direct competitors, as detailed below.

Shareholder Value Transfer (SVT)	ISS SVT Benchmark (% of Market Cap)	G-III Plan SVT (% of Market Cap)	Peer Group Median (% of Market Cap)	G-III Plan SVT ($ Millions)	Peer Group Median ($ Millions)
New + Available Shares	5.7%	5.4%	6.2%	$46	$308
New + Available + Outstanding Grants	8.6%	9.3%	8.6%	$79	$425

We believe that the changes described above directly address the key elements of the negative recommendation by ISS. We also note that, contrary to the statement by ISS, the Plan provides for a minimum vesting period of at least one year for all types of awards. G-III has not granted any equity award with vesting of less than one year.

As stated in our Proxy Statement, approval of the proposed amendments to our Plan will allow us to continue to grant equity incentives which are an indispensable part of our compensation program. If the amendments are not approved, the Board believes we could face serious challenges to attract and retain management, non-employee directors and other key personnel which would adversely affect our business.

Vote to Elect Twelve Directors

Glass Lewis recommended that stockholders “WITHHOLD” their vote for two of our outside directors, Robert L. Johnson and Richard White. In contrast, ISS supported the election of all twelve of our directors.

Robert L. Johnson

Mr. Johnson was appointed to our Board of Directors in September 2020. Although Glass Lewis characterizes Mr. Johnson as “serving on too many boards,” the number of board seats he occupies has not changed and will decline. Furthermore, ISS recommended support for Mr. Johnson and has no concerns about overboarding.

Mr. Johnson is a committed director who brings a breadth and depth of business experience to our Board, has already provided valuable insight as a member of our Nominating and Corporate Governance Committee and increases the diversity of our Board. Our Nominating and Governance Committee considered the nature of Mr. Johnson’s business commitments and is more than satisfied that he will commit the appropriate level of time and attention to our Board. He stepped down from another public company board after agreeing to serve on our Board of Directors. We also considered during our selection process that he will be required to step down from a second board due to an age requirement for that board. Mr. Johnson has attended every meeting of the Board and of the Nominating and Corporate Governance Committee since he was elected to the Board and to that Committee, he is always prepared and he has already provided excellent counsel to our Board and management.

Mr. Johnson’s success as a business leader and entrepreneur, as well as his experience in critical areas such as real estate, finance, brand development and multicultural marketing, are of great value to us. Mr. Johnson was founder, chairman and chief executive officer of Black Entertainment Television (BET), the nation’s first Black-owned cable television network. In addition, he brings experience from serving on the board of directors of numerous public companies, including service on audit, governance and compensation committees, and has a proven commitment to serving minority and underserved consumers. He has already provided valuable insight as a member of our Nominating and Corporate Governance Committee. Finally, Mr. Johnson brings additional diversity to our Board.

Richard White

Mr. White is our Lead Independent Director, as well as Chairman of our Compensation Committee. He is an Audit Committee financial expert who serves as a member of the Audit and Nominating and Corporate Governance Committees. Mr. White has led our shareholder outreach efforts and worked to align our compensation program with shareholder interests and respond to shareholder concerns, while honoring the contractual commitments we have to our CEO and our Vice Chairman and obtaining positive modifications to the original terms of the short-term incentive arrangement. In short, Mr. White is our most active independent director and is a trusted advisor to the full Board of Directors and our senior management team.

Glass Lewis is suggesting that shareholders withhold votes for Mr. White because of ongoing concerns about our executive compensation program, in particular the short-term incentive arrangements in effect between the Company and our CEO and our Vice Chairman. We reject this judgment because these arrangements are contractual commitments that must be honored. In our Board’s judgment, not renewing the employment contracts with Mr. Goldfarb and Mr. Aaron, particularly at a time when the COVID-19 pandemic presented significant challenges to our business, would have jeopardized the stability of our Company. Furthermore, ISS recommended “FOR” Mr. White’s election and expressed “Low” concern about the responsiveness of the Compensation Committee under Mr. White’s guidance.

Mr. White has been a high-level participant in the investment banking, private equity, and finance area for his entire business career. He is also a Certified Public Accountant. His understanding of strategic planning, acquisitions, and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board. We believe that recommending against the re-election of the Compensation Committee Chair, who is also our Lead Independent Director, as a result of contractual commitments with our CEO and Vice Chairman is both unfair and unrealistic and could be detrimental to our Company.

Conclusion

We have been responsive to the interests of our shareholders and believe that our continued focus on achieving profitable and sustainable financial results has been reflected in the market’s response to our accomplishments in extremely challenging times. We are very proud of our performance in the past year and in the first quarter of the current fiscal year.

G-III has demonstrated the ability to not only navigate the volatility and pressures of the rapidly-changing retail industry, but respond to whatever challenges come our way. We have brands that resonate with consumers, and this challenging market is an opportunity for us to emerge as leaders. We have the right leadership team in place, and have structured a compensation program that has created alignment between our executives and our shareholders and appropriately rewards them for achieving our ambitious strategic objectives.

We appreciate the support our shareholders have given our Board and Management in prior annual meetings and ask you to vote to continue that support.

Based on the above, we strongly disagree with the reasoning behind the “against” recommendations of the two proxy advisors. The Board continues to strongly recommend that shareholders vote FOR Proposal No. 1, the election of all twelve nominees listed in the Proxy Statement, FOR Proposal No. 2, the advisory vote on the compensation of our named executive officers, and FOR Proposal No. 3, the approval of amendments to our 2015 Long-Term Incentive Plan.

Thank you for your careful consideration of the matters discussed in this letter.

Sincerely,

The Board of Directors of G-III Apparel Group, Ltd.

Additional Information

If you have already returned your proxy card or voted over the internet or by telephone, you do not need to vote again unless you wish to change your vote. Your vote will be tabulated as you instructed. If you have not yet voted, please do so as soon as possible by following the instructions set forth in the Proxy Statement. If you have already returned your proxy card or already voted over the internet or by telephone and wish to change your vote in view of the supplemental information contained herein, you may do so by following the instructions below. You may vote on all the proposals by submitting a proxy card or submitting a proxy via the internet or by telephone by following the procedures previously sent to you. Votes already cast by stockholders will remain valid and will be voted at the 2021 Annual Meeting unless changed or revoked.

How do I vote on Proposals Nos. 1, 2 and 3 if I have not yet voted?

For Proposal No. 1, you may vote “FOR” or “WITHHOLD.” For Proposals Nos. 2 and 3, you may vote “FOR”, “AGAINST” or “ABSTAIN.”

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote at the virtual 2021 Annual Meeting, or vote by proxy using a proxy card that has been mailed to you. Whether or not you plan to attend the virtual 2021 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual 2021 Annual Meeting and vote at the meeting if you have already voted by proxy.

●	To vote in person, log in to the virtual meeting and cast your vote by completing the ballot on the meeting website and emailing it as directed.
●	To vote by mail, you may do so by filling out the proxy card that you received by mail and sending it back in the envelope provided (if you have not received the proxy materials, you may request that they be mailed to you). If you return your signed proxy card to us before the 2021 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the virtual 2021 Annual Meeting, log in to the virtual meeting and cast your vote by completing the ballot on the meeting website and emailing it as directed, along with your broker’s legal proxy form.

What are the procedures for attending the virtual 2021 Annual Meeting?

To register to attend the 2021 Annual Meeting, please visit https://register.proxypush.com/giii on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible. If you were a stockholder as of April 19, 2021, the record date, you will be required to enter your control number located on your proxy card, voting instruction form or notice. After registering, you will receive a confirmation email. Approximately one hour prior to the start of the 2021 Annual Meeting, an email will be sent to the email address you provided during registration with a unique link to the 2021 Annual Meeting website.

How do I change my vote on Proposal No. 1, 2 or 3 if I have already submitted my proxy?

You can revoke your proxy before the final vote at the 2021 Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy bearing a later date, which must be received before the final vote;
●	You may send a written notice of revocation to our principal executive offices at 512 Seventh Avenue, New York, New York 10018, Attention Wayne S. Miller, Secretary, which must be received before the final vote; or
●	You may attend the virtual 2021 Annual Meeting and re-cast your vote by completing the ballot on the meeting website and emailing it as directed. Simply attending the virtual 2021 Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card timely provided to us, or ballot submitted during the 2021 Annual Meeting, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. You may also attend the virtual 2021 Annual Meeting and re-cast your vote by completing the ballot on the meeting website and emailing it as directed, along with your broker’s legal proxy form.

Only stockholders of record at the close of business on the record date, April 19, 2021, are entitled to vote the shares for which they are stockholders of record on that date at the 2021 Annual Meeting, or any postponement or adjournment of the 2021 Annual Meeting.

An amended proxy card, reflecting that Proposal 3 was changed to request shareholder approval to increase the number of shares that may be issued under our 2015 Long-Term Incentive Plan by 800,000 shares, rather than 1,200,000 shares as originally proposed in our Proxy Statement, is being filed along with this proxy supplement.

Our Proxy Statement and these additional proxy materials, as filed with the Securities and Exchange Commission, and our 2020 Annual Report to Stockholders, are available in the “Investors” section of our website at http://www.giii.com.

G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:						◻

		The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2, 3 and 4.

1.	Election of directors:	01	Morris Goldfarb	05	Jeffrey Goldfarb	09	Laura Pomerantz	◻	Vote FOR all nominees	◻	Vote WITHHELD from all nominees
		02	Sammy Aaron	06	Victor Herrero	10	Willem Van Bokhorst		(except as marked)
		03	Thomas J. Brosig	07	Robert L. Johnson	11	Cheryl L. Vitali
		04	Alan Feller	08	Jeanette Nostra	12	Richard White

					Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the compensation of named executive officers:					◻	For	◻	Against	◻	Abstain

3.

Proposal to approve amendments of our 2015 Long-Term Incentive Plan to increase the number of shares that may be issued under the Plan by 800,000 shares and increase the number of shares that may be issued to any Plan participant in any fiscal year from 400,000 to 800,000:

						◻	For	◻	Against	◻	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP:					◻	For	◻	Against	◻	Abstain

5. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, 3 and 4. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4. Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 10, 2021

Online via live webcast at:

register.proxypush.com/giii

To register for the virtual meeting, please follow the instructions below:

●	Visit register.proxypush.com/giii on your smartphone, tablet or computer.
●	As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
●	After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 10, 2021

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 10, 2021, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions